Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229735
Dated February 20, 2019

Eli Lilly and Company

Pricing Term Sheet
3.375% Notes due 2029
3.875% Notes due 2039
3.950% Notes due 2049
4.150% Notes due 2059

Issuer:	Eli Lilly and Company

	3.375% Notes due 2029	3.875% Notes due 2039	3.950% Notes due 2049	4.150% Notes due 2059
Principal Amount:	$1,150,000,000	$850,000,000	$1,500,000,000	$1,000,000,000

Maturity Date:	March 15, 2029	March 15, 2039	March 15, 2049	March 15, 2059

Coupon:	3.375%	3.875%	3.950%	4.150%

Public Offering Price:	99.846% of principal amount	99.900% of principal amount	99.439% of principal amount	99.378% of principal amount

Yield to Maturity:	3.393%	3.882%	3.982%	4.182%

Benchmark Treasury:	2.625% due February 15, 2029	3.375% due November 15, 2048	3.375% due November 15, 2048	3.375% due November 15, 2048

Spread to Benchmark Treasury:	T+75 bps	T+90 bps	T+100 bps	T+120 bps

Benchmark Treasury Price and Yield:	99-27 / 2.643%	107-22+ / 2.982%	107-22+ / 2.982%	107-22+ / 2.982%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2019	March 15 and September 15, commencing September 15, 2019	March 15 and September 15, commencing September 15, 2019	March 15 and September 15, commencing September 15, 2019

Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 12.5 basis points	At any time at a discount rate of Treasury plus 15 basis points	At any time at a discount rate of Treasury plus 15 basis points	At any time at a discount rate of Treasury plus 20 basis points
Par call:	On or after December 15, 2028 at 100%	On or after September 15, 2038 at 100%	On or after September 15, 2048 at 100%	On or after September 15, 2058 at 100%

CUSIP / ISIN:	532457 BV9 / US532457BV93	532457 BS6 / US532457BS64	532457 BT4 / US532457BT48	532457 BU1 / US532457BU11

Trade Date:	February 20, 2019

Settlement Date:	T+2; February 22, 2019

Joint Book Running Managers:	Deutsche Bank Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC

Co-Managers:	Academy Securities, Inc., C.L. King & Associates, Inc., Samuel A. Ramirez & Company, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 800-503-4611, Barclays Capital Inc. at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.
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